EXHIBIT 99.1

Dr. David P. Summers 14001 Walden Road, Suite 600, Montgomery, TX 77356

May 7, 2009

T.W. Owen
6320 McLeod Dr.
Suite 7
Las Vegas, NV 89120

Dear Tia

Enclosed you will find a copy of my official transcripts from Pepperdine University certifying my completion of a Masters Degree of Business, (MBA) in 1980, Kennedy-Western University transcript certifying my completion of a Doctor of Philosophy Business Administration in 1991 with 120 credit units including a Dissertation: Strategic Entrepreneurship-A Five year Plan for Company Success for 9 credit units, and Belford University transcript showing the successfully completion of 40 additional credit hours for a Doctor of Science with a major in Medicine in 1995.

By this enclosure I hereby request that you print an 8K clarification correcting the error of your 8K of April 1, 2009. Obviously, the damage has been done with the intentional misrepresentations of that release, but I do hereby submit the truthful facts regarding the over-dramatized discrepancies, e.g.: (1) the two different attendance dates from the University of Houston which you mischaracterized represented two different attendances at the University. Besides classroom attendance I took non-credit night courses in Metallurgy and Welding between 1962 and 1965. I also took structural engineering and drafting (not reported) from International Correspondence Schools (ICS) in 1966. (2) The error in admission and graduation dates from Kennedy-Western University (KWU) was simply confusion and not being able to review my transcripts when your attorney asked for (but never submitted) the SEC disclosure forms. The exact date was an enrollment in March 1990 and graduation in September 1991.

Your use of the term “diploma mill” in the context of my degrees is deliberate disparagement as this is simply the opinion quoted out of context, of one person multiplied ad infinitum over the internet.  I can assure you that when I enrolled in 1990, KWU was highly regarded as one of only a handful of distance learning institutions (then called off-campus “correspondence schools”) that actually required text book course-work and exams proctored by a designated professor, and a final dissertation. It was highly disingenuous and prejudicial for you to compare comments made 25 years after the fact and try to directly compare them to the reality of a time and era long past.

I completed all the above college courses while holding down a full time job as President and Chairman of two biomedical companies. These were ForeRank Engineering which I founded in 1980 after returning from a two year stint as the Chief Construction Engineer for Chevron-British Petroleum’s multi-billion dollar off-shore drilling and production project in the North Sea, and American Biomed, Inc a NASDQ public company I founded in 1986 after qualifying for a U.S. National Technical Information Service (NTIS) grant from National Institute of Health (NIH) technology which I then vended into American Biomed, commercialized, and took public.

The 65% Experiential Credit grant at admission included the unit credits from the MBA work I received from Pepperdine as 36 semester hours of pure classroom academic study.  Only 10% came from being an executive business director for 20 years. At any rate, I completed 120 credit hours and wrote a 130 page dissertation worth 9 credit hours which is within the standard for the degree requirements of most major universities. My classmates came from the likes of Ford, Boeing, DuPont, Motorola, Apple Computer, Westinghouse, and every branch of the U.S. Government and Armed Services.  With your disparagement of Kennedy Western University you completely disregarded the excellent reputation that Kennedy Western enjoyed from its founding in the early 1980s through the 1990s and into 2000. Obviously, things changed with the advent of the internet and the plethora of internet based schools offering on-line degrees.  Unfortunately, KWU closed after changing its name to Warren National University in 2008, never recovering from the U.S. Senate hearings in 2004 that besmirched the image of all distance learning schools.

Belford University was somewhat different. I began in 1994 and discontinued in 1995. In 2004, I submitted my curriculum vitae (C.V.) which included the extensive empirical examples of understanding pharmacology and biomedicine with patented examples of applied art in biomedicine and pharmacology inventions exemplified in at least 30 or so novel pharmaco-medical patents I had obtained. My C.V. combined with previous work resulted in obtaining a degree as Doctor of Science (D.Sc.) with emphasis in medicine and from this project earned their Certificate of Distinction for my work in advanced pharmacodynamics.

The eight elective courses I took at Belford were all related to my experience in biomedicine and pharmacology. My goal was to simply update myself in the field of science and medicine with new knowledge needed to go with my prior experience.  You have been in my office several times and have observed the partial inventory of patents that I have received over my lifetime as well as the membership in dozens prestigious medical and scientific associations and societies. Included are the New York Academy of Sciences, American College of Angiology, American Chemical Society, Society of Plastic Engineers, American and European Societies of Vascular Surgery, and others. Each membership or fellowship required a submission of achievement both academically and contributions in the respective fields.

I am deeply saddened that you have elected to treat our previous friendship and business association with such utter disregard and in doing so attempted to destroy my good name and reputation. I am also saddened that this breach of loyalty resulted solely because of my determination to maintain my role of founder, CEO and Chairman of Metabolic Research, Inc., which now enjoys the results from my efforts.

Although it may not be possible to re-establish a relationship based on our prior friendship, we can have a relationship based on mutual respect. Again, by submitting the enclosed academic evidence, I ask that you use this and not the opinioned hearsay of internet statements to retract and correct the press release with a non-biased and truthful statement of my experience. This would be a positive step in re-establishing such relationship.

Sincerely,

/s/  Dr. David Summers

Dr. David Summers

Encl: Pepperdine University transcript and copy of Class of 1980 Alumni listing
Kennedy-Western University transcript, title page and index of Doctorate Dissertation
Belford University transcript, GPA, and Award of Excellence (Medicine Project)